Exhibit 10.28
Non-Employee Director Compensation
     The Chairman of the Board of Directors receives an annual retainer of $100,000 for his services as Chairman and his attendance at meetings of the Board of Directors and committees of the Board. Each other non-employee director (the “non-employee directors”) receives an annual retainer of $15,000 for his or her services as a director. The chair of each Board committee (other than the Chairman of the Board) receives an additional annual retainer of $10,000. Each non-employee director receives $4,500 for each Board meeting that he or she attends in person and $1,500 for each Board meeting that he or she attends via telephone. Each non-employee director also receives $1,000 for each meeting of the Compensation Committee or the Nominating and Corporate Governance Committee that he or she attends and $2,500 for each meeting of the Audit Committee that he or she attends, whether in person or via telephone, except that the Chair of the Audit Committee receives $3,000 for each Audit Committee meeting that he attends, the Chair of the Compensation Committee receives $2,000 for each Compensation Committee meeting that he attends and the Chair of the Nominating and Corporate Governance Committee receives $2,000 for each Nominating and Corporate Governance Committee meeting that he attends.
     From time to time, the Board of Directors of the Company may form ad hoc committees. Each non-employee director who serves on an ad hoc committee receives $1,000 for each meeting of the ad hoc committee that he or she attends, whether in person or via telephone, except that the Chair of any ad hoc committee receives $2,000 for each such meeting that he or she attends. In addition, the Company pays each non-employee director $2,500 for each director education session conducted by the Company that the director attends in person and $1,000 for each director education session attended via telephone. Non-employee directors are compensated for attending meetings of the Board of Directors and committees of the Board only if the duration of those meetings exceeds one hour.
     The minimum aggregate annual compensation payable to a non-employee director, including the value of any equity awards, shall be $85,000 provided that such non-employee director (i) attends all Board of Directors meetings and director education sessions in person (other than special meetings of the Board conducted through electronic means) and (ii) attends all meetings (whether in person or via electronic means) of Board Committees of which he or she is a member or which he or she is requested to attend by the Board of Directors. If a director whose aggregate annual compensation is less than $85,000 fails to meet the conditions described in (i) and (ii) above, the aggregate compensation payable to such director may be equitably adjusted by the Board of Directors.
     The Company also reimburses each non-employee director for his or her out-of-pocket expenses incurred in attending Board of Directors’ meetings and committee meetings.